                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               AMR Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     4) Proposed maximum aggregate value of transaction:
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     5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
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     3) Filing Party:
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     4) Date Filed:
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
                                      AMR
    P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9616

                                              March 31, 1995

TO OUR STOCKHOLDERS,

    You are cordially invited to attend the annual meeting of stockholders of AMR Corporation, which will be held in the Ballroom of The Drake Hotel at 140 East Walton Place, Chicago, Illinois, on Wednesday, May 17, 1995, at 10:00 A.M., Central Daylight Time. An Official Notice of the Meeting, Proxy Statement and form of proxy are enclosed with this letter.

    We hope that those of you who plan to attend the annual meeting will join us beforehand for refreshments. If you cannot be present, please execute and return the proxy card in the enclosed envelope so that your shares will be represented. If you plan to attend the annual meeting, please make certain that you mark the appropriate box on the proxy card when you return it, and bring to the annual meeting the admission ticket that is printed on the last page of the proxy statement.

                                              Sincerely,

                                              Robert L. Crandall
                                              CHAIRMAN OF THE BOARD

                                      AMR
    P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9616
                            ------------------------

               OFFICIAL NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

    The annual meeting of stockholders of AMR CORPORATION will be held in the Ballroom of The Drake Hotel at 140 East Walton Place, Chicago, Illinois, on Wednesday, May 17, 1995, at 10:00 A.M., Central Daylight Time, for the purpose of considering and acting upon the following:

        (1) the election of directors;

        (2) ratification of the selection of Ernst & Young LLP as independent auditors for the Corporation for the year 1995;

        (3) a stockholder proposal relating to cumulative voting;

        (4) a stockholder proposal relating to the Corporation's Rights to Purchase Preferred Shares Plan;

        (5) a stockholder proposal relating to pension benefits for outside directors;

        (6) a stockholder proposal relating to smoking on American Airlines flights;

and such other matters as may properly come before the meeting or any adjournments thereof.

    If you plan to attend the annual meeting, please check the appropriate box on your proxy card when you return it, and bring to the annual meeting the admission ticket that is printed on the last page of the proxy statement. Only stockholders of record at the close of business on March 20, 1995, will be entitled to attend or to vote at the meeting.

                                        By Order of the Board of Directors,

                                        Charles D. MarLett
                                        CORPORATE SECRETARY

March 31, 1995

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU MUST HAVE AN ADMISSION CARD (PRINTED ON THE LAST PAGE OF THE PROXY STATEMENT) OR OTHER PROOF OF SHARE OWNERSHIP. IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                      AMR

    P.O. BOX 619616, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9616

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 1995

    This statement and the form of proxy are being mailed to stockholders on or around March 31, 1995, in connection with a solicitation of proxies by the Board of Directors of AMR Corporation ("AMR" or the "Corporation") for use at the annual meeting of stockholders to be held on May 17, 1995.

    If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy, but a stockholder who executes a proxy may revoke it at any time before it is voted.

    The Corporation will bear the cost of this solicitation. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of the Corporation or its subsidiaries, in person or by telephone. The Corporation will also request brokers or nominees who hold common stock in their names to forward proxy material at the Corporation's expense to the beneficial owners of such stock, and has retained D.F. King & Co., Inc., a firm of professional proxy solicitors, to aid in the solicitation at an estimated fee of $26,500 plus reimbursement of normal expenses.

                      OUTSTANDING STOCK AND VOTING RIGHTS

    The holders of record at the close of business on March 20, 1995, of the Corporation's common stock will be entitled to vote at the meeting. On that date, the Corporation had outstanding 75,977,506 shares of common stock. Each stockholder will be entitled to one vote in person or by proxy for each share of stock held.

    Directors of the Corporation are elected by a plurality of the votes cast at the annual meeting. Any other matters submitted to vote of the stockholders will be determined by a majority of the votes cast. Abstentions from voting (including broker non-votes) on the election of directors or on other matters will have no effect on the outcome of such votes, since they are determined on the basis of votes cast, and abstentions are not counted as votes cast.

STOCKHOLDER PROPOSALS

    From time to time, stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. Proposals for inclusion in the 1996 proxy statement must be received by the Corporation no later than December 2, 1995. Any such proposal, as well as any questions related thereto, should be directed to the Corporate Secretary of the Corporation.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    It is proposed that 14 directors be elected at the meeting, to serve until the next annual election and until their successors are duly elected and qualified. Directors will be elected by a plurality of the votes cast.

    Unless otherwise indicated, all proxies that authorize the persons named therein to vote for the election of directors will be voted for the election of the nominees listed below. If any nominee should not be available for election as a result of unforeseen circumstances, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

                       NOMINEES FOR ELECTION AS DIRECTORS

    Each of the nominees for election as a director has furnished to the Corporation the following information with respect to principal occupation or employment, principal business directorships and beneficial ownership of securities of the Corporation as of March 20, 1995, including grants, if any, of securities under the Corporation's 1994 Directors Stock Incentive Plan (the "Directors Stock Plan"). Each nominee is also a director of American Airlines, Inc. ("American").

BUSINESS AFFILIATIONS AND SECURITIES OWNERSHIP

    HOWARD P. ALLEN, Chairman of the Executive Committee, SCEcorp and Southern California Edison Company, Rosemead, California; utility company. He is also the retired Chairman and Chief Executive Officer of SCEcorp and Southern California Edison Company. Mr. Allen is also a director of PS Group, Inc., Computer Sciences Corporation, The Parsons Corporation, The Ralph M. Parsons Company, The Presley Companies, SCEcorp, Southern California Edison Company and Trust Company of the West.

        Mr. Allen is 69 and was elected a director in 1990. He is a member of the Audit and Compensation/Nominating Committees. On March 20, 1995, he was the beneficial owner of 1,200 shares of the Corporation's common stock.

    DAVID L. BOREN, President, University of Oklahoma, Norman, Oklahoma; educational institution. He is also a director of Phillips Petroleum Company and Texas Instruments Incorporated. From 1979 through 1994, he was a United States Senator for Oklahoma. From 1975 through 1979, he was the Governor of Oklahoma.

        Mr. Boren is 53 and was elected a director in November 1994. He is a member of the Audit and Compensation/Nominating Committees. On March 20, 1995, he was the beneficial owner of 200 shares of the Corporation's common stock.

    EDWARD A. BRENNAN, Chairman, President and Chief Executive Officer, Sears, Roebuck and Co., Chicago, Illinois; merchandising, insurance and real estate. He is also a director of Sears, Roebuck and Co., Allstate Corporation, Dean Witter, Discover & Company and Minnesota Mining and Manufacturing Company.

        Mr. Brennan is 61 and was elected a director in 1987. He is a member of the Executive and Compensation/Nominating Committees. On March 20, 1995, he was the beneficial owner of 1,200 shares of the Corporation's common stock.

    ARMANDO M. CODINA, Chairman of the Board and Chief Executive Officer, Codina Group, Inc., Coral Gables, Florida; real estate investments, construction, property management and brokerage services. He is also a director of BellSouth Corporation, Winn Dixie Stores, Inc., Florida Power & Light Co. and American Bankers Insurance Group, Inc.

        Mr. Codina is 48 and was elected a director in January 1995. He is a member of the Audit and Compensation/Nominating Committees. On March 20, 1995, he was the beneficial owner of 500 shares of the Corporation's common stock.

    ROBERT L. CRANDALL, Chairman of the Board, President and Chief Executive Officer, AMR Corporation, and Chairman of the Board and Chief Executive Officer, American Airlines, Inc., Fort Worth, Texas; air transportation, information systems and diversified services. He is also a director of Halliburton Company.

        Mr. Crandall is 59. He became the Corporation's Chairman of the Board and Chief Executive Officer on March 1, 1985. He was elected a director of American in 1976 and served as President of American from July 1980 through March 15, 1995. He is Chairman of the Executive Committee. On March 20, 1995, he was the beneficial owner of 49,070 shares of the Corporation's common stock.

    CHRISTOPHER F. EDLEY, President Emeritus and retired President and Chief Executive Officer, United Negro College Fund, Inc., New York, New York; non-profit fund raising organization. He is also a director of Allstate Corporation, The Great Atlantic & Pacific Tea Company, Inc. and The Student Loan Corporation.

        Mr. Edley is 67 and was elected a director of American in 1977. He is a member of the Audit and Compensation/Nominating Committees. On March 20, 1995, he was the beneficial owner of 1,200 shares of the Corporation's common stock.

    CHARLES T. FISHER, III, retired Chairman and President of NBD Bancorp, Inc. and NBD Bank, Detroit, Michigan; banking. He is also a director of NBD Bancorp, Inc., NBD Bank, General Motors Corporation and Jannock Limited.

        Mr. Fisher is 65 and was elected a director of American in 1968. He is a member of the Executive Committee and is Chairman of the Compensation/Nominating Committee. On March 20, 1995, he was the beneficial owner of 1,200 shares of the Corporation's common stock.

    EARL G. GRAVES, Chairman of the Board and Chief Executive Officer, Earl G. Graves, Limited, New York, New York; communications and publishing. He is Chairman of the Board and Chief Executive Officer of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. He is also a director of Aetna Life and Casualty Co., Chrysler Corp., Federated Department Stores, Inc. and Rohm and Haas Co.

        Mr. Graves is 60 and was elected a director in March 1995. He is a member of the Audit and Compensation/Nominating Committees. On March 20, 1995, he was the beneficial owner of 500 shares of the Corporation's common stock.

    DEE J. KELLY, Partner, Kelly, Hart & Hallman P.C., Fort Worth, Texas; law firm. He is also a director of Justin Industries, Inc.

        Mr. Kelly is 66 and was elected a director in 1983. He is a member of the Executive and Compensation/Nominating Committees. On March 20, 1995, he was the beneficial owner of 1,200 shares of the Corporation's common stock.

    ANN D. MCLAUGHLIN, President of the Federal City Council, Washington, D.C. civic organization. She is Vice Chairman of The Aspen Institute, Aspen, Colorado; public policy organization. She was President and Chief Executive Officer of New American Schools Development Corporation, Arlington, Virginia from 1992 through 1993. Ms. McLaughlin was visiting fellow and trustee of The Urban Institute, Washington, D.C. from 1989 to 1992. She was Chairperson, President's Commission on Aviation Security and Terrorism from 1989 through 1990, Secretary of Labor from 1987 through 1989 and Under Secretary of the Department of the Interior from 1984 through 1987. She is also a director of General Motors Corporation, Kellogg Company, Host Marriott Corporation, Union Camp Corporation, Potomac Electric Power Company, Vulcan Materials Company, Nordstrom, Inc. and the Federal National Mortgage Association (Fannie Mae).

        Ms. McLaughlin is 53 and was elected a director in 1990. She is Chairman of the Audit Committee and is a member of the Compensation/Nominating Committee. On March 20, 1995, she was the beneficial owner of 1,200 shares of the Corporation's common stock.

    CHARLES H. PISTOR, JR., Vice Chair, Southern Methodist University, Dallas, Texas; educational institution. He is the former President of the American Bankers Association; he previously served as Chairman and Chief Executive Officer of NorthPark National Bank, Dallas and of First RepublicBank Dallas, N.A. He is also a director of American Brands, Inc., Centex Corporation and Oryx Energy Company.

        Mr. Pistor is 64 and was elected a director in 1982. He is a member of the Audit and Compensation/Nominating Committees. On March 20, 1995, he was the beneficial owner of 2,000 shares of the Corporation's common stock.

    JOE M. RODGERS, Chairman, The JMR Group, Nashville, Tennessee; investment company. From 1985 until his election as a director, Mr. Rodgers was the United States Ambassador to France. He is also a director of BellSouth
Telecommunications, Inc., Gaylord Entertainment Co., Gryphon Holdings, Inc., Lafarge Corporation, Third National Bank of East Tennessee, Thomas Nelson, Inc., American Constructors, Inc. and Willis Corroon Group plc.

        Mr. Rodgers is 61 and was elected a director in 1989. He is a member of the Audit and Compensation/Nominating Committees. On March 20, 1995, he was the beneficial owner of 1,200 shares of the Corporation's common stock.

    MAURICE SEGALL, retired Chairman, President and Chief Executive Officer of Zayre Corporation, Framingham, Massachusetts; retailing company. He is also a director of Shawmut National Corporation and Harcourt General, Inc. and a senior lecturer at the Massachusetts Institute of Technology's Sloan School of Management.

        Mr. Segall is 65 and was elected a director in 1985. He is a member of the Executive and Compensation/Nominating Committees. On March 20, 1995, he was the beneficial owner of 1,200 shares of the Corporation's common stock.

    EUGENE F. WILLIAMS, JR., retired Chairman, Centerre Trust Company of St. Louis, St. Louis, Missouri (now known as Boatmen's Trust Company); trust and investment services. He is also a director of Emerson Electric Company and Boatmen's Trust Company, a subsidiary of Boatmen's Bancshares, Inc.

        Mr. Williams is 71 and was elected a director of American in 1967. In November 1975, he resigned as a director of American. He was reelected as a director in 1980. He is a member of the Audit and Compensation/Nominating Committees. On March 20, 1995, he was the beneficial owner of 1,200 shares of the Corporation's common stock.

    A plurality of the votes cast is necessary for the election of a director. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

BOARD COMMITTEES

    AMR has standing Audit, Executive and Compensation/Nominating Committees which perform the functions described below. The Board of Directors of AMR held eight meetings in 1994. All the director nominees listed above who served throughout 1994 attended at least 75% of the Board of Directors meetings held that year.

    The Audit Committee, composed entirely of outside directors, met five times during 1994 with the Corporation's independent auditors, representatives of management and the internal audit staff. The Committee recommends the selection of independent auditors, reviews the scope and results of the annual audit, reviews the Corporation's consolidated financial statements, reviews the scope of non-audit services provided by the independent auditors and reviews reports of the independent auditors.

    The Executive Committee met one time during 1994. The Committee may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, with the exception of such powers and authority as are specifically reserved to the Board.

    The Compensation/Nominating Committee, composed entirely of outside directors, met six times in 1994. The Committee makes recommendations with respect to compensation and benefit programs for the officers and directors of the Corporation and its subsidiaries. It also makes recommendations with respect to assignments to Board Committees and promotions, changes and succession among the senior management of the Corporation and its subsidiaries, and recommends suitable candidates for election to the Board. In this regard, the Committee will consider nominees for election recommended by stockholders. Such recommendations should be submitted in writing to the Corporate Secretary with a suitable description of the nominee's qualifications and evidence of his or her consent to serve.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation/Nominating Committee is a current or former employee or officer of the Corporation or any of its affiliates or has any interlocking relationship with any other corporation that requires specific disclosure under this heading. The following is a summary of certain relationships and transactions between the Corporation and the listed members of the Compensation/Nominating Committee in 1994:

    The law firm of Kelly, Hart & Hallman, P.C. performed legal services for the Corporation. Mr. Kelly is a partner of the firm.

    The Boston Consulting Group, Inc. is a management consulting firm that performed consulting services for the Corporation. Mr. Segall is a Senior Advisor to the firm.

    The consulting firm of Burson-Marsteller performed consulting services for the Corporation. During 1994, Mr. Rodgers was a member of the International Board of Advisors of the firm.

OTHER MATTERS

    The Sabre Group, Inc., a subsidiary of the Corporation, has an agreement with Travel Resources Management Group, Inc. relating to sales, reservations representation and associated marketing services. During 1994, William Misunas was an officer of Travel Resources Management Group, Inc. William Misunas is the husband of Kathleen M. Misunas, who was a Senior Vice President of the Corporation during 1994.

    During 1994, the law firm of Gibson, Dunn & Crutcher performed legal services for American. Martin B. McNamara is a partner of the firm and is the husband of Anne H. McNamara, Senior Vice President and General Counsel of the Corporation.

    During 1994, the law firm of Locke Purnell Rain Harrell performed legal services for American. Russell Coleman is a partner of the firm and is the son-in-law of Robert L. Crandall, Chairman of the Board, President and Chief Executive Officer of the Corporation.

    In 1994, Aurora Investments, Inc. ("Aurora"), a subsidiary of the Corporation, purchased an equity interest in Canadian Airlines International Ltd. ("Canadian"). The Corporation also provides airline-related services to Canadian. Douglas Carty is Vice President and Treasurer of Canadian and is the brother of Donald J. Carty, Executive Vice President of the Corporation.

COMPENSATION OF DIRECTORS

    Outside directors of the Corporation receive an annual retainer of $20,000 for service on the Board of Directors, an annual retainer of $1,500 for service on a standing Committee of the Board and $1,000 for each Board or Committee meeting attended. Directors may defer payment of all or any part of these fees pursuant to two deferral plans. Under the first of these deferral plans, the Corporation will pay interest on the amount deferred at the prime rate from time to time in effect at The Chase Manhattan Bank, N.A. Under the second deferral plan, compensation deferred during any calendar month is converted into stock equivalent units by dividing the total amount of deferred compensation by the fair market value (as defined in the Corporation's 1988 Long Term Incentive Plan, as amended (the "LTIP")) of the Corporation's common stock during such month. At the end of the deferral period, the Corporation will pay to the director an amount in cash equal to the number of accumulated stock equivalent units multiplied by the fair market value of the Corporation's common stock during the month in which the deferral period terminates.

    Directors, their spouses and their dependent children are provided transportation on American and reimbursement for federal income taxes incurred thereon. During 1994, the average value of this transportation and tax reimbursement was approximately $34,100 per director.

    The Corporation provides a pension benefit equal to 10% of a director's fees and retainers from the Corporation for his or her last twelve months of service on the Board, multiplied by the number of years of service on the Board, up to a maximum of $20,000 per year.

    Pursuant to the Directors Stock Plan, outside directors each receive an annual award of 200 deferred shares of the Corporation's common stock.
Generally, these shares will be delivered to the director within six months after the director ceases to be a member of the Board.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation for the past three years paid to the individuals who, as of December 31, 1994, were the five most highly compensated directors or executive officers of the Corporation whose aggregate current remuneration exceeded $100,000 (the "named executive officers").

                                                                             AWARDS
                           ANNUAL COMPENSATION                   -------------------------------    PAYOUTS
NAME AND   ----------------------------------------------------   RESTRICTED      SECURITIES      -----------
PRINCIPAL                                       OTHER ANNUAL        STOCK         UNDERLYING         LTIP          ALL OTHER
POSITION     YEAR      SALARY     BONUS(1)     COMPENSATION(2)    AWARDS(3)     OPTIONS/SARS(#)   PAYOUTS(4)    COMPENSATION(5)
---------  ---------  ---------  -----------  -----------------  ------------  -----------------  -----------  -----------------
Crandall     1994     $ 600,000   $      --       $  35,629       $        0               0       $ 300,000       $  79,732
             1993       600,000           0          30,343                0               0         300,000          73,631
             1992       600,000           0          25,837                0               0         300,000          87,634
--------------------------------------------------------------------------------------------------------------------------------
Carty        1994       540,000          --               0          176,625          18,000         186,000          13,381
             1993       491,250           0               0          195,938          15,000         186,000          13,381
             1992       468,750           0               0          468,375          10,000         150,000          13,381
--------------------------------------------------------------------------------------------------------------------------------
Baker        1994       540,000          --               0          176,625          18,000         186,000          15,673
             1993       491,250           0               0          195,938          15,000         186,000          13,280
             1992       468,750           0               0          468,375          10,000         150,000           6,820
--------------------------------------------------------------------------------------------------------------------------------
Gunn         1994       400,000          --               0          117,750           5,500          50,000          15,106
             1993       362,500           0               0          130,625           5,000          39,060          14,041
             1992       343,750           0               0          156,125           5,000          25,000           4,869
--------------------------------------------------------------------------------------------------------------------------------
Hopper       1994       375,000          --               0                0               0          25,000          31,149
             1993       356,250           0               0          130,625           5,000          25,000          32,108
             1992       343,750           0               0          156,125           5,000          25,000          34,228
--------------------------------------------------------------------------------------------------------------------------------
Crandall       =      Robert L. Crandall,  Chairman, President and  Chief Executive Officer  of
                      the Corporation and Chairman and Chief Executive Officer of American
Carty          =      Donald  J.  Carty,  Executive  Vice  President  of  the  Corporation  and
                      President of American
Baker          =      Robert W. Baker, Executive Vice President Operations of American
Gunn           =      Michael W. Gunn, Senior Vice President Marketing of American
Hopper         =      Max D. Hopper, Senior Vice President of the Corporation and American.  On
                      January 15, 1995, Mr. Hopper retired.

                                                                 (SEE NEXT PAGE FOR FOOTNOTES.)

------------------------

(1) Represents payments, if any, made pursuant to American's Incentive Compensation Plan. Although it is expected that there will be payments for 1994, the amount of these payments had not been determined as of the date of this proxy statement. See the related discussion under Compensation/Nominating Committee Report.

(2)  Reimbursement for taxes related to the payment of insurance premiums.

(3) The following table sets forth information concerning certain restricted stock awards:

RESTRICTED STOCK AWARDS VESTING IN LESS THAN THREE YEARS; TOTAL SHARES AND VALUE

                                                NUMBER OF
                         TOTAL NUMBER       RESTRICTED SHARES     TOTAL NUMBER OF     AGGREGATE MARKET VALUE
                         OF RESTRICTED       VESTING IN LESS     RESTRICTED SHARES     OF RESTRICTED SHARES
  NAME       YEAR       SHARES GRANTED      THAN THREE YEARS     HELD AT FY-END(A)       HELD AT FY-END(B)
---------  ---------  -------------------  -------------------  -------------------  -------------------------
Crandall        1994               0               N/A                85,570                $4,540,558
                1993               0               N/A
                1992               0               N/A
--------------------------------------------------------------------------------------------------------------
Carty           1994           3,000               N/A                109,000                5,783,813
                1993           3,000               N/A
                1992           6,000           3,000/2 yrs
--------------------------------------------------------------------------------------------------------------
Baker           1994           3,000               N/A                104,000                5,518,500
                1993           3,000               N/A
                1992           6,000           3,000/2 yrs
--------------------------------------------------------------------------------------------------------------
Gunn            1994           2,000               N/A                50,900                 2,700,881
                1993           2,000               N/A
                1992           2,000               N/A
--------------------------------------------------------------------------------------------------------------
Hopper          1994               0               N/A                39,300                 2,085,356
                1993           2,000               N/A
                1992           2,000               N/A
--------------------------------------------------------------------------------------------------------------

    Value of 1994 restricted stock awards disclosed in the Summary Compensation Table is based on the average closing price of AMR common stock of $58.875 on the NYSE on the July 25, 1994 date of grant. The 1993 and 1992 award values are based on the grant date stock prices of $65.3125 on July 26, 1993 and $78.0625 on March 23, 1992, respectively.

    Restricted stock is subject to forfeiture and is held by the Corporation for a minimum of two years. In individual instances, the restriction period may be longer. Dividends may be paid on restricted stock; however, no dividends were paid in 1994.
    (A) Consists of shares awarded under the Corporation's restricted stock plan which vest between years 1995-1997, shares of deferred common stock issued under the LTIP which vest at retirement (Career Equity) and shares of deferred common stock issued under the LTIP which vest upon the Corporation's attainment of pre-determined cash flow objectives over a three year performance period (Performance Shares). Career Equity shares held by the named executive officers at fiscal year end are as follows: Crandall--48,070, Carty--85,000, Baker--80,000, Gunn--38,500 and Hopper--32,500.
    (B) Based on the average closing price of AMR common stock ($53.0625) on the NYSE on December 30, 1994.

(4) Represents performance returns, granted with respect to deferred shares, which are payable annually in cash, and are based, in part, on the Corporation's prior five year average return on investment.

(5)  The  following  table   sets  forth  information  concerning  all   other
     compensation:

                                      ALL OTHER COMPENSATION
           ----------------------------------------------------------------------------
                         INTEREST         CONTRIBUTIONS TO DEFINED         INSURANCE
  NAME       YEAR     DIFFERENTIAL(A)        CONTRIBUTION PLANS           PREMIUMS(B)      TOTAL
---------  ---------  ---------------  -------------------------------  ---------------  ---------
Crandall     1994        $  13,468                $       0                $  66,264     $  79,732
             1993           15,295                        0                   58,336        73,631
             1992           17,304                        0                   70,330        87,634
--------------------------------------------------------------------------------------------------
Carty        1994                0                        0                   13,381        13,381
             1993                0                        0                   13,381        13,381
             1992                0                        0                   13,381        13,381
--------------------------------------------------------------------------------------------------
Baker        1994            1,413                        0                   14,260        15,673
             1993            1,605                        0                   11,675        13,280
             1992            2,690                        0                    4,130         6,820
--------------------------------------------------------------------------------------------------
Gunn         1994                0                        0                   15,106        15,106
             1993                0                        0                   14,041        14,041
             1992                0                        0                    4,869         4,869
--------------------------------------------------------------------------------------------------
Hopper       1994            7,065                        0                   24,084        31,149
             1993            8,024                        0                   24,084        32,108
             1992           10,144                        0                   24,084        34,228
--------------------------------------------------------------------------------------------------

    (A) Represents amounts credited but not paid in the current fiscal year and consists of the above-market portion of interest (defined as a rate of interest exceeding 120% of the applicable federal long-term rate, with compounding) on deferred compensation.
    (B) Represents the full amount of premiums paid under a split-dollar life insurance arrangement whereby the Corporation will recover certain premiums paid, except with respect to Mr. Crandall, for whom such amount also includes premiums paid on certain long-term disability policies ($16,869) and a supplemental whole life insurance policy ($36,574).

                             STOCK OPTIONS GRANTED

    The following table sets forth information concerning stock options granted during 1994 by the Corporation to the named executive officers. The hypothetical present values of stock options granted in 1994 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of the Corporation's common stock (NYSE) on the date of exercise exceeds the exercise price. There is no assurance that the hypothetical present values of stock options reflected in this table will actually be realized.

    IF THE HYPOTHETICAL PRESENT VALUES PRESENTED IN THIS TABLE REPRESENT THE AMOUNTS ACTUALLY REALIZED UPON EXERCISE OF THE OPTIONS, THE CORRESPONDING INCREASE IN TOTAL STOCKHOLDER VALUE WOULD BE OVER $2.5 BILLION.

                     OPTIONS/SARS GRANTED IN LAST FISCAL YEAR
----------------------------------------------------------------------------------
                                INDIVIDUAL GRANTS
----------------------------------------------------------------------------------
            SECURITIES      % OF TOTAL                                HYPOTHETICAL
            UNDERLYING     OPTIONS/SARS                                 PRESENT
             OPTIONS/       GRANTED TO      EXERCISE OR                 VALUE AT
               SARS        EMPLOYEES IN     BASE PRICE   EXPIRATION     DATE OF
   NAME     GRANTED(#)      FISCAL YEAR      PER SHARE     DATE(6)      GRANT(7)
----------  -----------  -----------------  -----------  -----------  ------------
Crandall             0               0             N/A          N/A    $        0
Carty           18,000             4.3       $  58.875      7/25/04       594,900
Baker           18,000             4.3          58.875      7/25/04       594,900
Gunn             5,500             1.3          58.875      7/25/04       181,775
Hopper               0               0             N/A          N/A             0

------------------------
(6) Options and SARs have a term of ten years, have an exercise price equal to the average market price of the Corporation's common stock on the date of grant and become exercisable at the rate of 20% per year over a five year period. All options and SARs become immediately exercisable upon a change in control of the Corporation. See Executive Termination Benefit Agreements/Employment Agreements for a definition of change in control. For the named executive officers, SARs are granted in tandem with options.
(7) The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's historic volatility calculated using the average daily market price of the Corporation's common stock over a one year period prior to the grant date, the exercise period of the option, interest rates and the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility--23.615%, exercise period--10 years, interest rate--7.3%, and dividend yield--0.0%.

                           STOCK OPTION EXERCISES AND
                      DECEMBER 31, 1994 STOCK OPTION VALUE

    The following table sets forth certain information concerning stock options exercised during 1994 by the named executive officers and the number and value of unexercised in-the-money options at December 31, 1994. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of the Corporation's common stock (NYSE) on the date of exercise exceeds the exercise price. There is no assurance that the values of unexercised in-the-money stock options (whether exercisable or unexercisable) reflected in this table will actually be realized.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUE
------------------------------------------------------------------------------------------------------
                                                      NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                        OPTIONS/SARS AT           OPTIONS/SARS AT
                                                           FY-END(#)                 FY-END(8)
                                                    ------------------------  ------------------------
             SHARES ACQUIRED                             EXERCISABLE /             EXERCISABLE /
   NAME      ON EXERCISE(#)      VALUE REALIZED          UNEXERCISABLE             UNEXERCISABLE
----------  -----------------  -------------------  ------------------------  ------------------------
Crandall                0           $       0             30,000 / 20,000           $     0 / 0
Carty                   0                   0             67,000 / 46,000            15,938 / 0
Baker                   0                   0             70,000 / 46,000           228,500 / 0
Gunn                    0                   0             23,000 / 17,500              0 / 0
Hopper                  0                   0             23,000 / 12,000              0 / 0

------------------------
(8) Based on the average closing price of AMR common stock ($53.0625) on the NYSE on December 30, 1994.

                        LONG TERM INCENTIVE PLAN AWARDS

    Under the LTIP, deferred shares of the Corporation's common stock (performance shares) may be awarded to officers and other key employees--including the named executive officers. Further information concerning performance shares can be found in the Compensation/Nominating Committee Report (the "Report") (located elsewhere herein).

                       LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------
                                        PERFORMANCE
                                         OR OTHER              ESTIMATED FUTURE PAYOUTS
             NUMBER OF SHARES, UNITS   PERIOD UNTIL        UNDER NON-STOCK PRICE BASED PLANS
                       OR              MATURATION OR  -------------------------------------------
   NAME          OTHER RIGHTS(#)          PAYOUT      THRESHOLD(#)     TARGET(#)     MAXIMUM(#)
----------  -------------------------  -------------  -------------  -------------  -------------
Crandall    22,500 Performance             12/31/96         0             22,500         39,375
                  Shares
-------------------------------------------------------------------------------------------------
Carty       9,000 Performance              12/31/96         0              9,000         15,750
                  Shares
-------------------------------------------------------------------------------------------------
Baker       9,000 Performance              12/31/96         0              9,000         15,750
                  Shares
-------------------------------------------------------------------------------------------------
Gunn        3,600 Performance              12/31/96         0              3,600          6,300
                  Shares
-------------------------------------------------------------------------------------------------
Hopper      0                                   N/A           N/A            N/A            N/A

                                  PENSION PLAN

    American's basic pension program for management personnel consists of a fixed benefit retirement plan which complies with the Employee Retirement Income Security Act of 1974 ("ERISA") and qualifies for federal exemption under the Internal Revenue Code ("Code"). Officers of American are eligible for additional retirement benefits, to be paid by American under the Supplemental Executive Retirement Plan (the "SERP") as an operating expense. The SERP provides pension benefits (calculated upon the basis of base salary, incentive compensation payments and performance returns) to which officers of American would be entitled, but for the limit of $118,800 on the maximum annual benefit payable under ERISA and the Code and the limit on the maximum amount of compensation which may be taken into account under American's basic pension program ($150,000 for 1994).

    The following table shows typical annual benefits payable under the basic pension program and the SERP, based upon retirement in 1994 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are subject to reduction for Social Security benefits.

                               PENSION PLAN TABLE

                        ANNUAL RETIREMENT BENEFITS
           -----------------------------------------------------
  FINAL
 AVERAGE                 CREDITED YEARS OF SERVICE
 SALARY       15         20         25         30         35
---------  ---------  ---------  ---------  ---------  ---------
$ 250,000  $  75,000  $ 100,000  $ 125,000  $ 150,000  $ 175,000
  300,000     90,000    120,000    150,000    180,000    210,000
  400,000    120,000    160,000    200,000    240,000    280,000
  500,000    150,000    200,000    250,000    300,000    350,000
  600,000    180,000    240,000    300,000    360,000    420,000
  700,000    210,000    280,000    350,000    420,000    490,000
  800,000    240,000    320,000    400,000    480,000    560,000

    Benefits under this plan are based on years of service and final average salary (inclusive of performance returns and incentive compensation), but excluding other forms of remuneration. As of December 31, 1994, the named executive officers had the following credited years of service: Mr. Crandall:
20.5; Mr.  Carty: 15.5;  Mr. Baker:  25.5;  Mr. Gunn:  23.5; Mr.  Hopper:  21.5.
Benefits are shown in the above table on a straight-life annuity basis.

    In 1994, to provide an incentive for Mr. Crandall to continue his services as Chairman of the Board and Chief Executive Officer, the Corporation agreed to provide Mr. Crandall with additional years of credited service under American's pension plan beginning in 1995. The number of additional credited years will range from two years to ten years, depending on the number of years (or portions thereof) during which Mr. Crandall continues to serve as Chairman of the Board and Chief Executive Officer (with pro rata credit for partial years).

                             CORPORATE PERFORMANCE

    The following graph compares the yearly change in the Corporation's cumulative total stockholder return on its common stock with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on two other indices (one published by Standard & Poor's and the other a peer group index calculated by the Corporation) over the preceding five year period. The Corporation believes that while total stockholder return is AN INDICATOR OF CORPORATE PERFORMANCE, it is subject to the vagaries of the market.

                           CUMULATIVE TOTAL RETURNS*
                    ON $100 INVESTMENT ON DECEMBER 31, 1989

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              AMR      S&P 500   S&P AIRLINES**    PEER GROUP***
1989             100        100              100              100
1990           83.41      96.84            72.29            70.72
1991          121.56     126.28            92.15            93.67
1992          116.38     135.84            82.22            92.44
1993          115.52     149.45            86.32           115.34
1994           91.82     151.35            60.14            81.01

------------------------
  *Defined as stock price appreciation plus dividends paid assuming reinvestment of dividends
 **Publicly held US Major Airlines included: American Airlines, Delta Air Lines,
   United Airlines, USAir
***Publicly held US Major Airlines included: American Airlines, Delta Air Lines,
   United Airlines, USAir, Continental Airlines, Eastern Air Lines, Pan American World Airways, America West Airlines, Southwest Airlines

OWNERSHIP OF SECURITIES

    On December 31, 1994, directors and officers of the Corporation and American, as a group, owned, or had been granted rights to acquire under the stock based compensation plans of the Corporation, 2,678,825 shares of common stock of the Corporation (approximately 3.5% of the common stock outstanding as of that date). Each director or officer separately, and all directors and officers as a group, beneficially owned less than 1% of any class of equity securities of the Corporation as of such date.

    The following firms have informed the Corporation that they were the beneficial owners of more than 5% of the Corporation's outstanding common stock at December 31, 1994.

                   NAME AND ADDRESS                                          PERCENT
                  OF BENEFICIAL OWNER                       AMOUNT HELD     OF CLASS
-------------------------------------------------------  -----------------  ---------
The Capital Group Companies, Inc.......................       6,554,050(9)      8.47%
333 South Hope Street
Los Angeles, California 90071
FMR Corp...............................................       4,596,689(10)     6.01%
82 Devonshire Street
Boston, Massachusetts 02109
Wellington Management Company..........................       4,293,669(11)     5.60%
75 State Street
Boston, Massachusetts 02109
The Equitable Companies Incorporated...................       4,042,850(12)     5.30%
787 Seventh Avenue
New York, New York 10019

                                                  (SEE NEXT PAGE FOR FOOTNOTES.)

------------------------

 (9) The Capital Group Companies, Inc. had sole voting power over 1,001,170 shares, shared voting power over no shares, sole dispositive power over 6,554,050 shares and shared dispositive power over no shares. Certain operating subsidiaries (named below) of The Capital Group Companies, Inc. exercised investment discretion over various institutional accounts which held, as of December 31, 1994, 6,554,050 shares (8.47% of the class). Capital Guardian Trust Company, a bank, exercised investment discretion over 1,538,490 shares. Capital Research and Management Company, a registered investment adviser, and Capital International, Limited had investment discretion with respect to 4,920,630 and 94,930 shares, respectively.

(10) FMR Corp. had sole voting power over 232,330 shares, shared voting power over no shares, sole dispositive power over 4,596,689 shares and shared dispositive power over no shares.

(11) Wellington Management Company had sole voting power over no shares, shared voting power over 1,531,667 shares, sole dispositive power over no shares and shared dispositive power over 4,293,669 shares.

(12) These shares are jointly owned by: AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha
     Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle (each of which are French mutual insurance companies), as a group; AXA (a French insurance holding company); and The Equitable Companies Incorporated. These entities, jointly, had sole voting power over 3,027,155 shares, shared voting power over 73,100 shares, sole dispositive power over 4,041,775 shares and shared dispositive power over 1,075 shares.

EXECUTIVE TERMINATION BENEFITS AGREEMENTS/EMPLOYMENT AGREEMENTS

    The Corporation has executive termination benefits agreements (the "Agreements") with 14 officers of American, including all of the named executive officers. The benefits provided by the Agreements are triggered by the termination of the individual who is a party to an Agreement: (i) within three years following a change in control of the Corporation, if the individual's employment with the Corporation is terminated other than for cause or if the individual terminates his or her employment with "good reason" or (ii) within one year following a change in control of the Corporation, if the individual terminates his or her employment with the Corporation. If the individual's employment is terminated for cause or as a consequence of death or disability, the Agreement is not triggered. Under the terms of the Agreements, a change in control of the Corporation is deemed to occur (i) if a third party acquires 20% or more of the Corporation's common stock, (ii) upon the occurrence of a transaction which requires stockholder approval and involves the acquisition of the Corporation (through the purchase of assets or by merger or otherwise) by an entity other than the Corporation or a subsidiary thereof or (iii) if during any 24-month period the individuals who, at the beginning of such period, constitute the Board of Directors of the Corporation cease for any reason other than death to constitute at least a majority thereof. The Agreements provide that upon such termination, the individual will receive, in a lump sum payment, two times each of the individual's annual base salary, annual award paid under American's incentive compensation plan, annual performance return payments and certain other miscellaneous benefits. In addition, the individual will be reimbursed for excise taxes, if any, paid pursuant to Section 280G of the Code (or its successor provision) and for federal income tax paid on such excise tax reimbursement.

                    COMPENSATION/NOMINATING COMMITTEE REPORT

(1)  OVERALL POLICY

    The objectives of the Corporation's compensation policies are (i) to attract and retain the best possible executive talent, (ii) to motivate its executives to achieve the Corporation's goals, (iii) to link executive and stockholder interests through equity based compensation and (iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions. With these objectives in mind, the Corporation has developed an overall compensation strategy that links a very large portion of executive compensation to the Corporation's financial success. The Corporation expects that no compensation to be payable in 1995 to its executive officers will fail to be deductible by reason of Section 162(m) of the Internal Revenue Code.

    The Compensation/Nominating Committee (the "Compensation Committee" or the "Committee") is composed entirely of disinterested members of the Board of Directors. No member of the Committee is a current or former employee or officer of the Corporation or any of its affiliates. The Committee meets regularly throughout the year to review general compensation issues and determines the compensation of all of the officers of American (five of whom are also officers of the Corporation)--including all of the named executive officers. Moreover, once a year, the Compensation Committee conducts a comprehensive review of the Corporation's executive compensation program. This review includes (i) an internal report evaluating executive compensation throughout the Corporation to ensure consistency and program effectiveness, including the relationship of executive pay to performance and (ii) a comprehensive report from an independent compensation consultant (retained by the Committee) evaluating the competitiveness of executive compensation at the Corporation relative to other major public corporations employing similar executive talent.

    The key elements of an executive's compensation consist of: base salary, an incentive compensation award (in years when American's performance warrants such an award), performance returns and stock compensation, which may include deferred stock (career equity shares and/or performance shares), restricted stock and/or stock options (which may be granted in tandem with SARs). The Committee also regularly reviews data on the competitive marketplace--comparing total compensation and each element thereof with compensation opportunities at comparable positions at other companies. The Committee's policy is to establish compensation ranges that are approximately at the median of those found at a comparator group made up of Fortune 500 companies across industries with whom the Corporation and American compete for talent (the "Comparator Group") for comparable positions. This Comparator Group is used rather than the peer group found in the Corporate Performance graph inasmuch as the Corporation's executive officer group is drawn from, and competitive with, general industry.

(2)  DISCUSSION

    (A)  BASE SALARY

    The Committee reviews officers' salaries, including Mr. Crandall's, annually and makes adjustments based on its subjective evaluation of the performance of American and the individual. In the case of an officer with responsibility for subsidiaries other than American, the financial results of those units may be also considered.

    In 1994, Mr. Crandall asked the Compensation Committee not to consider any increase in his salary. In accordance with his requests, Mr. Crandall's salary has not been increased since 1989.

    (B)  INCENTIVE COMPENSATION PLAN

    American's incentive compensation plan was approved by the stockholders in 1989 and is reviewed annually by the Committee. The Committee also reviews the incentive compensation plans of the Corporation's other subsidiaries.

    In 1994, the American incentive compensation plan provided that participants would be eligible to receive awards only if the following three performance goals were met: (i) American's return on investment exceeded 8% or 9% (depending on American's return on investment ranking relative to certain competitors),
(ii) American's profit sharing plan for non-management employees made a distribution and (iii) the variable pay plan for pilots made a distribution.

    While target payments to a participant under the incentive compensation plan are based upon an individual's job classification level at American relative to similar levels at the Comparator Group, the actual amount of the award is based on a subjective evaluation of each individual's performance. For Messrs. Carty and Baker the target bonus payment is 60% of base salary; for Messrs. Gunn and Hopper the target bonus payment is 55% of base salary. Mr. Crandall's target bonus payment is 100%. In recognition of superior performance, the Committee may award additional amounts in excess of the target bonus payments. However, in no event may the combination of an incentive compensation award and performance return payments (described below) for any given year exceed 150% of an individual's base salary. As of the date of this proxy statement, the Committee has not reviewed the individual performance of the named executive officers for 1994. Therefore, the Committee has not yet determined whether any bonus will be payable to each such officer and, if so, the amount that will be payable as a bonus. Based on American's performance in 1994, the Committee expects that, after reviewing and thoroughly evaluating the performance of the named executive officers, it will approve payment of a portion of each officer's target bonus.

    (C)  STOCK BASED COMPENSATION

    Under the LTIP, which was approved by the stockholders in 1988, stock based compensation in the form of stock options, restricted stock and deferred stock may be granted to officers and key employees of the Corporation and its affiliates. The purpose of equity participation is to align further the interests between executive officers and the Corporation's stockholders in the Corporation's growth in real value over the long term.

    STOCK OPTIONS

    Stock options which are exercisable for ten years from the date of grant, have an exercise price equal to the average market price (NYSE) of the Corporation's common stock on the date of grant and vest in 20% increments over five years. This approach is designed to provide an incentive to create stockholder value over the long term, since the full benefit of the stock option compensation package cannot be realized unless stock appreciation occurs over a number of years.

    The Committee determines the number of options to be granted based upon a subjective evaluation of the executive with respect to three factors: individual performance, the executive's ability to perform multiple functions and the executive's retention value to the Corporation. The number of stock options awarded, if any, depends upon the executive's rating with respect to these factors.(13)

    In 1994, Mr. Crandall requested that he not be considered for any grant of stock options. In accordance with this request, no stock options were granted to him.

    CAREER EQUITY SHARES

    Shares of deferred common stock have been granted, from time to time, to the officers and key employees of the Corporation and its affiliates through the Career Equity Program (the "Program") to retain and compensate these individuals and to give these individuals a stake in the long-term performance of the Corporation through stock ownership. Career equity shares are also granted to provide retirement income competitive with the median of the Comparator Group.

    The Program provides that career equity shares vest generally upon the executive's retirement. In order to assure the Corporation of the executive's services for his or her career and to provide appropriate levels of retirement income, the Corporation has agreements with each named executive officer (except Mr. Crandall) which guarantee that the value of the individual's career equity holdings will be equal to three and one-half times the individual's final average salary at retirement.

    The Committee determines the number of career equity shares to be granted based upon a subjective evaluation of the executive with respect to four factors: current performance, the executive's ability to perform multiple functions, the executive's retention value to the Corporation and the executive's level of retirement income. The actual number of career equity shares awarded, if any, depends upon the executive's rating with respect to these factors.

    The Program also provides for the annual cash payment of "performance returns." For the named executive officers, the amount of the payment depends upon (i) the rolling five-year average of the Corporation's return on investment, (ii) the aggregate number of career equity shares awarded, (iii) the percentage, if any, of this aggregate number of deferred shares determined by the Committee to be eligible for payment of performance returns in a given year based upon a

------------------------

(13) See the Summary Compensation Table for information regarding the number of stock options awarded to the named executive officers in 1994.

subjective evaluation of individual performance and (iv) the average market price (NYSE) of the Corporation's common stock on the date of grant. In 1994, the percentage of career equity shares used in the calculation for the named executive officers ranged from 25% to 80%.(14)

    In 1994, Mr. Crandall was awarded performance returns on approximately 46% of his career equity shares based upon the Committee's subjective evaluation of his service and strategic contributions to the Corporation and to ensure that Mr. Crandall's total compensation remained competitive with the median for chief executive officers in the Comparator Group.

    RESTRICTED STOCK

    Restricted stock awards are grants of common stock of the Corporation which carry full stockholder privileges including the right to vote and the right to receive any declared dividends in respect of such shares. The shares are held by the Corporation with vesting based on the satisfaction of future service requirements. The shares are non-transferable and are subject to risk of forfeiture. Restricted stock awards are designed to retain the services of key executives and, therefore, do not vest, generally, until a minimum of two years has passed since the date of grant.(15)

    Restricted stock grants are based upon a subjective evaluation of the executive's current performance, retention value and ability to perform multiple functions.

    In 1994, Mr. Crandall requested that he not be considered for any award of restricted stock. In accordance with this request, no restricted stock award was made to him.

    PERFORMANCE SHARES

    Performance shares are awards of deferred stock which are granted contingent upon the Corporation's attainment of pre-determined cash flow objectives over a three year "performance period." The cash flow objective is based on the Corporation's cumulative operating cash flow relative to adjusted net assets over the performance period. The percentage of the shares granted which will vest range from 0% to 175% based upon varying levels of cumulative operating cash flow relative to adjusted net assets over the three year period, as well as the Corporation's standing (on

------------------------

(14) See the Summary Compensation Table for information regarding the payment of performance returns to the named executive officers in 1994.

(15) See the Summary Compensation Table for information regarding restricted shares granted to the named executive officers in 1994.

the same basis) relative to four major competitors (United, Delta, Southwest and USAir).(16) If each competitor outperforms the Corporation with respect to this measurement, or if the Corporation fails to achieve a certain level of cumulative operating cash flow relative to adjusted net assets, no performance shares will be earned. Performance share grants are based upon a subjective evaluation of the executive's current performance, retention value and ability to perform multiple functions.

    In 1994, Mr. Crandall was issued 22,500 performance shares based upon the Committee's subjective evaluation of Mr. Crandall's service and strategic contributions to the Corporation.

                       COMPENSATION/NOMINATING COMMITTEE

Charles T. Fisher, III, Chairman   Armando M. Codina     Charles H. Pistor, Jr.
Howard P. Allen                    Christopher F. Edley  Joe M. Rodgers
David L. Boren                     Earl G. Graves        Maurice Segall
Edward A. Brennan                  Dee J. Kelly          Eugene F. Williams, Jr.
                                   Ann D. McLaughlin

                       PROPOSAL 2--SELECTION OF AUDITORS

    Based upon the recommendation of the Corporation's Audit Committee, the Board of Directors has selected Ernst & Young LLP to serve as the Corporation's independent auditors for the year ending December 31, 1995. The stockholders will be requested to ratify the Board's selection. Representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions. Ernst & Young's fee for accounting and audit-related services for 1994 for the Corporation and its subsidiaries was approximately $2,100,000.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented and entitled to vote is required to approve the Board's selection of auditors. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

------------------------

(16) See the Long Term Incentive Plan Award Table for the number of performance shares granted to the named executive officers in 1994.

                       PROPOSAL 3--STOCKHOLDER RESOLUTION

    The Laborers National Pension Fund, 14140 Midway Road, Suite 200, Dallas, Texas 75244, which beneficially owns 23,700 shares of the Corporation's common stock, has given notice that it will propose the following resolution. The proposed resolution and statement in support thereof are set forth below.

    RESOLVED: "That the shareholders of AMR Corporation ("Company") recommend that our Board of Directors take the necessary steps to adopt and implement a policy of cumulative voting for all elections of directors."

    REASONS: "In the American corporate governance system, the election of corporate directors is the primary vehicle for shareholders to influence corporate affairs and exert accountability on management. We believe that the Company's financial performance is affected by its corporate governance policies and procedures and the level of accountability they impose. We believe cumulative voting increases the possibility of electing independent-minded directors that will enforce management's accountability to shareholders."

    "The election of independent-minded directors can have an invigorating effect on the Board of Directors, fostering improved financial performance and increased shareholder wealth. Management nominees often bow to a Chairman's desires on business strategies and executive pay without question."

    "Cumulative voting grants shareholders the number of votes equal to the number of shares owned multiplied by the number of directors to be elected. The shareholder may cast all of his or her votes for a single director or apportion the votes among the candidates."

    "Currently, the Company's Board of Directors is composed entirely of management nominees. Cumulative voting places a check and balance on management nominees by creating more competitive elections."

    "The argument  that the  adoption  of cumulative  voting  will lead  to  the election of dissidents to the Board of Directors who represent the special interests of a minority of shareholders instead of the best interests of all shareholders is misleading. Legally binding standards of fiduciary duty compel all directors, no matter what combination of shareholders elected them, to act in the best interest of all shareholders. Any director who fails to respect the fiduciary duties of loyalty and/or care exposes himself or herself to significant liability. Legal recourse is available to correct any breaches of fiduciary duty."

    "We do not accept the claim that in the complex world our Company competes in, an honest difference of opinion over business strategies and other policies of the Company makes the minority view a so called 'special interest.' Quite the contrary, dissent stimulates debate which leads to thoughtful action. Cumulative voting will increase the competitiveness of director elections. We believe competitive elections for director will deter complacency on the Board of Directors, which in turn will improve the performance of our Company and increase shareholder wealth."

    "We urge your support for this proposal."

THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

    Cumulative voting, in the opinion of the Board of Directors, facilitates the election of directors who represent special minority interests rather than the interests of the stockholders as a whole. The Board is opposed to this concept because it believes that no member of that body should represent or favor the interest of only a limited group of stockholders, and that it is the duty of each director to administer the business and affairs of the Corporation for the benefit of all stockholders. These objectives are encouraged by the present method of electing directors, in which each member of the Board of Directors must be elected by a plurality of the votes cast by the holders of the Corporation's common stock.

    The proponents state that "independent-minded directors can have an invigorating effect on the Board of Directors." AMR's Board of Directors consists of 14 directors, 13 of whom are outside directors. The Board believes that this vast preponderance of outside directors ensures the Board's independence.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented and entitled to vote is required to approve this Stockholder's resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                       PROPOSAL 4--STOCKHOLDER RESOLUTION

    The International Brotherhood of Teamsters Affiliates Pension Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, which owns 13,500 shares of the Corporation's common stock, has given notice that it will propose the following resolution. The proposed resolution and statement in support thereof are set forth below.

    RESOLVED: "That the shareholders of AMR Corp. request that the Board of Directors redeem any shareholder rights plan unless the issue is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as possible."

    REASONS: "On Feb. 13, 1986, the Board of Directors adopted a takeover defense involving preferred shares commonly known as a 'poison pill.' "

    "Generally, we believe such plans depress a company's stock price and serve to insulate management. We believe these problems apply directly to AMR."

    "The drag of poison pill rights plans on the trading value of companies' stock is well documented. Given the company's persistent troubles with earnings, the board should consider redeeming the pill as part of an effort to improve shareholder value. While the 'pill' is set to expire in 1996, immediate redemption will demonstrate the Board's dedication to shareholder concerns."

    "What's more, the 'pill' is an inappropriate, antiquated and unnecessary takeover device. Apologists for poison pills claim that they prevent a 'midnight raid' on the company. The statute in Delaware, where our company is incorporated, provides ample protection for corporations generally."

    "Poison pills have become increasingly unpopular in recent years. Since the beginning of 1990, Time Warner, United Technologies, La Quinta Inns, and Lockheed have voluntarily redeemed their poison pills. Since 1990, a majority of voting shareholders at more than 24 companies asked management to either repeal, redeem or allow a shareholder vote on poison pills. In 1994 alone, a majority of voting shareholders at Advanced Micro Devices, Community Psychiatric Centers, Intel, Ryder and Wellman, joined this list."

    "Management insulation constitutes a serious concern for shareholders. The pill itself was created unilaterally, without consulting shareholders."

    "Our proposal on the poison pill simply attempts to give shareholders an opportunity to express their views on the rights issue and the method by which it was adopted."

    "For these reasons, we believe the unilateral adoption of this poison pill plan by the Board detracts from our company's broader relationship with its shareholders and harms shareholder value. Therefore, we urge a vote in favor of the resolution."

THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

    The proponents argue that the Corporation's Rights to Purchase Preferred Shares Plan (the "Rights Plan") serves to deter a non-negotiated takeover of the Corporation and to entrench management.

    The Rights Plan was designed to deter a bidder from acquiring control of the Corporation without first negotiating with the Board, as well as to deter abusive takeover tactics such as market accumulations that do not offer a
premium   to   all   stockholders.  A   bidder   who  chooses   to   bypass  the

Board is pursuing its own interests and is not concerned with the interests of the other stockholders. And, while the bidder may make an offer for the Corporation's stock which is in excess of the stock's market price, the premium offered, absent negotiations, may not necessarily reflect the long-term value of the Corporation. This is particularly true of companies whose stock is prone to cyclical movements, such as AMR Corporation.

    The Board of Directors believes that the Rights Plan is essential if the Board is to fulfill its fiduciary duty to act in the best interests of all the stockholders. The Rights Plan is intended to provide the Board with time to evaluate the bid and to negotiate with a prospective acquiror, thus protecting all its stockholders.

    The Rights Plan does not preclude a prospective bidder from making an offer for the Corporation. After evaluating an offer and prior to the acquisition of 10% of the Corporation's common stock by the offeror, the Board may conclude that the offer is in the stockholders' best interests, at which point it can and will redeem the rights and accept the offer. Without the Rights Plan, the Corporation may not have sufficient opportunity to evaluate an offer. Even more troubling is that the Corporation may find itself negotiating from a defensive posture rather than at arm's-length with the acquiror. Judicial interpretations of rights plans similar to that adopted by your Board have recognized that the plans can be used as a means of ensuring that all stockholders receive the best offer for their shares and are protected against abusive takeover tactics.

    The proponents suggest that the Rights Plan serves to entrench incompetent management. The Board believes that it has assembled a highly qualified and competent management team. Key to the success of the Corporation over the past several years has been the implementation of a well-developed, long-term strategic plan. In the Board's judgment, the Rights Plan has been an important factor in encouraging management to focus its energies on satisfactory long-term performance.

    The Board of Directors is entrusted by law to act in the best interests of the stockholders and has a right to exercise its business judgment in fulfilling its fiduciary duties. The Delaware Supreme Court has upheld rights plans as a valid exercise of a Board's business judgment and as a means to enable the Board to fulfill better its fiduciary responsibilities when confronted with a takeover situation. While the Corporation has no reason to believe it will become a takeover target, the current takeover environment may make any company a potential target.

    The Board is aware that certain investors have a very short-term perspective, and that these investors may oppose rights plans because they believe such plans lessen the short-term volatility of a company's stock. However, the Board cannot allow the short-term focus of a few investors to govern its actions for all the stockholders.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented and entitled to vote is required to approve this Stockholder's resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                        PROPOSAL 5--STOCKHOLDER PROPOSAL

    The Central Pension Fund of the International Union of Operating Engineers and Participating Employers, 4115 Chesapeake Street, N.W., Washington, D.C. 20016, which beneficially owns 13,433 shares of the Corporation's common stock, has given notice that it will propose the following resolution. The proposed resolution and statement in support thereof are set forth below.

    RESOLVED: "That the shareholders of AMR Corporation ("Company") request that the Board of Directors in the future refrain from providing pension or other retirement benefits to non-employee or outside Directors unless such benefits are specifically submitted to the shareholders for approval."

    REASONS: "The Board of Directors should play a vital and independent role in helping to determine overall corporate policy and strategic direction. They should actively monitor senior management in faithfully implementing these policies. In their capacity on the Board, Directors owe their fundamental allegiance to the shareholders of the corporation--the owners who elect them, and not to management."

    "We believe, however, that certain business or financial relationships can adversely affect the ability of Directors to function in their appropriate oversight role. This is especially critical for so-called outside or independent Directors who are not employee/Directors and who should bring a certain arms-length objectivity to Board deliberations. According to the Company's most recent proxy statement, the Company has established a retirement or pension benefit for non-employee Directors who will receive an annual retirement benefit equal to the annual Board retainer and fees in effect for his or her last twelve months of service on the Board, multiplied by the number of years served as a Director, up to a maximum of $20,000. That retainer is now a generous $20,000, plus a $1,500 retainer for service on a standing Committee of the Board, and $1,000 for each Board or Committee meeting attended."

    "While non-employee or outside Directors should be entitled to reasonable compensation for their time and expertise, we are of the opinion that additional layers of compensation in the form of retirement benefits, which may be 100% of the Director's annual Board retainer, has the pernicious effect of compromising their independence and impartiality. It is our view that such generous and unnecessary extra compensation for outside Directors of the Company is management's way to insure their unquestioning loyalty and acquiescence to whatever policy management initiates. Accordingly, when viewed from this perspective, these types of retirement benefits become yet another device to enhance and entrench management's control over corporate policy while being accountable only to themselves, and not to the company's owners. We believe that this additional layer of compensation to Directors may influence their ability to exercise that degree of independence from management which is critical to the proper functioning of the Board."

    "Because of our strong concern for maximizing the ability of Boards of Directors to act in the shareholder's interest, we feel that the long-term best interests of the Company are not well served by such retirement policies. The vast preponderance of Directors at various corporations are undoubtedly covered by generous retirement policies at their principal place of employment, and they need not be 'double-dipping' at this Company or any others."

    "We urge your support for this Proposal."

THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

    Outside directors of a public corporation are responsible for the management of the corporation. While they may delegate day-to-day responsibilities to the officers, outside directors owe a fiduciary duty of loyalty, diligence and legal compliance in exercising their responsibilities. Thus, it is critically important that a corporation recruit and retain outside directors recognized for leadership, knowledge, experience and ability. Additionally, because a corporation has various constituencies (stockholders, employees, customers and communities), it is important to attract and retain individuals from different backgrounds so there is represented on the Board a diversity of views.

    To succeed in attracting a Board of Directors which meets these needs, a corporation must provide a compensation package that is fair and competitive with that offered in the marketplace. Therefore, the Corporation regularly reviews marketplace surveys of director compensation and benefits to ensure that its directors are fairly compensated and that the mix of compensation components is roughly comparable to that offered by other corporations.

    Pension and retirement benefits reward continued service by outside directors, which in turn promotes continuity and stability on the Board. Consequently, within the past ten years, there has been an increasing trend among major corporations to provide these benefits. According to a nationally-recognized survey, over three-fourths of major corporations now do so.(17) The Board believes that the Corporation's pension plan for outside directors is consistent with industry standards, is fair and appropriate and is in the best interests of the Corporation.

------------------------
(17) See SPENCER STUART BOARD INDEX 1994 PROXY REPORT -- BOARD TRENDS AND PRACTICES AT 100 MAJOR COMPANIES (1994).

    This stockholder's proposal would prevent the Corporation from offering outside directors any pension or other retirement benefits without separately soliciting stockholder approval, even if the Board were to determine, in the exercise of its business judgment, that offering such benefits is necessary or appropriate to secure and retain the most qualified outside directors available. Accordingly, the Board believes that this proposal, by fixing this limitation, unnecessarily interferes with the Board's flexibility in determining compensation for the Corporation's directors and thus does not serve the interests of the Corporation's stockholders.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented and entitled to vote is required to approve this Stockholder's resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                       PROPOSAL 6--STOCKHOLDER RESOLUTION

    James F. Socks, O.D., 5003 Deerwood Park Drive, Arlington, Texas 76017, who owns 100 shares of stock, and Our Lady of Lourdes Medical Center, 1600 Hadden Avenue, Camden, New Jersey 08103, which owns 2,500 shares of stock, have given notice that they will propose the following resolution. The proposed resolution and statement in support thereof are set forth below.

    RESOLVED: "That, in order to protect the health of passengers and employees of our Company, management make all our Company's international flights smokefree in all classes of service by January 1, 1996."

    REASONS: "Whereas, environmental tobacco smoke (ETS) has been shown to cause lung cancer among exposed healthy non-smokers."

    "ETS also significantly increases the risk of other respiratory diseases among young children, including asthmatic attacks."

    "The World Health Organization has called for smokefree international flights."

    "A   major  U.S.  airline  and  several  international  airlines  have  gone smokefree."

    "A poll of airline passengers show they favor a ban on smoking on international flights by a significant majority."

    "The ventilation rate of fresh air in commercial aircraft is low; therefore, the aircraft cabin can contain as much as 50% recirculated air which may contain high levels of smoke containing carcinogens and toxic substances."

THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

    American complies with federal regulations prohibiting smoking on all domestic flights less than six hours in duration. In addition, in response to customer demand, American now operates several non-smoking flights between New York and London. However, American operates its international flights in an extremely competitive environment in which each carrier must carefully protect its market share. American cannot afford to lose passengers who smoke to other airlines.

    To balance these competing concerns, on December 15, 1994, American, along with seven other major airlines, filed a joint application with the Department of Transportation seeking approval of, and antitrust immunity for, discussions among these airlines regarding a ban of smoking on transatlantic flights and a method of implementing that ban in other countries.

    On January 24, 1995, the Department of Transportation approved the application to hold these discussions in Washington, D.C. The first round of discussions occurred on February 24, 1995, and the next round is scheduled for April 5, 1995. Management hopes that a viable proposal will result from these discussions. However, the Board does not believe that American should unilaterally adopt a blanket smoking ban on international flights, as such a policy could place American at a serious competitive disadvantage.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented and entitled to vote is required to approve this Stockholder's resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

                                           By Order of the Board of Directors,
                                           Charles D. MarLett
                                           CORPORATE SECRETARY

March 31, 1995

    If you are planning to attend the Annual Meeting in person, you must bring the admission ticket printed on this page with you. You will be asked for this ticket at the stockholder registration desk at the Annual Meeting. If you do not have an admission ticket, other evidence of share ownership will be necessary to obtain admission to the Annual Meeting. See "Official Notice of Annual Meeting" for details.

                          (PLEASE CUT ALONG THIS LINE)
 -------------------------------------------------------------------------------

                                AMR CORPORATION
                      1995 ANNUAL MEETING ADMISSION TICKET

       The Annual Meeting of Stockholders of AMR Corporation will be held at 10:00 A.M., CDT, on Wednesday, May 17, 1995, at The Drake Hotel,
                    140 East Walton Place, Chicago, Illinois

                    TO ATTEND THIS MEETING YOU MUST PRESENT
                    THIS TICKET OR PROOF OF SHARE OWNERSHIP

(Doors open  at  9:00 A.M.    NOTE: Cameras,  tape  recorders or  other  similar
recording devices will not be allowed in the meeting room.)

                                      AMR

PROXY

                               AMR CORPORATION

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              OF AMR CORPORATION

The undersigned hereby appoints Robert L. Crandall, Christopher F. Edley and Charles T. Fisher, III, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of AMR Corporation on May 17, 1995, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

Election of Directors, Nominees:

Howard P. Allen, David L. Boren, Edward A. Brennan,
Armando M. Codina, Robert L. Crandall, Christopher F. Edley,
Charles T. Fisher, III, Earl G. Graves, Dee J. Kelly,
Ann D. McLaughlin, Charles H. Pistor, Jr., Joe M. Rodgers,
Maurice Segall, Eugene F. Williams, Jr.

(change of address/comments)

-------------------------------------------------


-------------------------------------------------


-------------------------------------------------


-------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                     SEE REVERSE
                                                                        SIDE

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                              0664

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS' NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3, 4, 5 AND 6.

The Board of Directors recommends a vote FOR proposals 1 and 2.

                                                     FOR     WITHHELD
1.  Election of Directors                            / /       / /
    (see reverse).
For, except vote withheld from the following nominee(s):


--------------------------------------------------------

                                                     FOR     AGAINST     ABSTAIN
2.  Ratification of the selection of Ernst &         / /       / /         / /
    Young LLP as independent auditors for
    the year 1995.

The Board of Directors recommends a vote AGAINST proposals 3, 4, 5 and 6.

                                                     FOR     AGAINST     ABSTAIN
3.  Stockholder proposal relating to cumulative      / /       / /         / /
    voting.

4.  Stockholder proposal relating to the             / /       / /         / /
    Corporation's Rights to Purchase
    Preferred Shares Plan.

5.  Stockholder proposal relating to pension         / /       / /         / /
    benefits for outside directors.

6.  Stockholder proposal relating to smoking         / /       / /         / /
    on American Airlines flights.

Do you plan to attend the Annual Meeting?     / /     / /
                                              YES     NO

SIGNATURE(S)                                                    DATE
            ---------------------------------------------------     ------------
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.